EXHIBIT B


                                                           [AT&T WIRELESS LOGO]


NEWS RELEASE
--------------------------------------------------------------------------------


For Further Information:

David Caouette
425-580-8278
david.caouette@attws.com


           AT&T WIRELESS ANNOUNCES US $1.372 BILLION (C$1.767 BILLION)
                                 CASH AGREEMENT
                      TO SELL ITS STAKE IN ROGERS WIRELESS

 CUSTOMERS OF BOTH COMPANIES WILL CONTINUE TO ENJOY THE BENEFITS OF WIRELESS AND
                    DATA ROAMING BETWEEN THE U.S. AND CANADA

For Immediate Release: Monday, September 13, 2004
-------------------------------------------------

Redmond, WA - AT&T Wireless (NYSE: AWE) today announced that, on behalf of JVII General Partnership ("JVII"), it had reached agreement for JVII to sell its 34 percent interest in Rogers Wireless to Rogers Communications Inc. for US $1.372 billion (C$1.767 billion, or C$36.37/share) cash.

Closing is expected early in the fourth quarter. At close, the shareholders agreement currently in place between Rogers Wireless and AT&T Wireless will terminate.

"For several years, we've been focused on identifying and monetizing non-strategic assets, at the right value, to fund growth in our core wireless business," said John Zeglis, AT&T Wireless Chairman and CEO. "During this period, we have sold minority investments in Taiwan, Indonesia, the Czech Republic, and other countries. The sale of our interest in Rogers is simply another step in our execution of this long-term plan."

AT&T Wireless said the sale of its ownership interest in Rogers Wireless does not impact the extensive voice and data roaming capabilities already in place between the two companies. Customers of both companies will continue to enjoy the benefits of seamless roaming across the United States and Canada on advanced, next generation GSM/GPRS networks.

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ABOUT AT&T WIRELESS

     AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.737 million subscribers as of June 30, 2004, and revenues of more than $16.8 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.


FORWARD LOOKING STATEMENTS


     This press release contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management's expectations regarding: our future financial and operating performance and financial condition, including the company's outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.


     Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless' control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.


     For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless' filings with the Securities and Exchange Commission, including the information under the heading "Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition" and "Forward Looking Statements" in its quarterly report on Form 10-Q filed on August 6, 2004.

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